                                                                      EXHIBIT 11

                             Intermet Corporation
                   Computation of Earnings Per Common Share

                                           1995          1994          1993
                                        ------------------------------------------
Net Income (loss)                        $25,395,000  $(10,985,000)  $(20,504,000)
                                        -----------------------------------------

Weighted average number of
  shares outstanding                      24,768,578    24,590,873     24,563,849
Add dilutive effect of outstanding
  warrants and options                       124,472            --            --
                                         ---------------------------------------
Weighted average number of shares
  and equivalent shares outstanding       24,893,050    24,590,873     24,563,849
                                         ---------------------------------------
Net income (loss) per share                    $1.02         $(.45)         $(.83)
                                               ---------------------------------

The fully diluted earnings per share calculation has not been presented as the
------------------------------------------------------------------------------
resulting income (loss) per share does not differ from the above.
----------------------------------------------------------------